EXHIBIT 4.1

TETRA TECHNOLOGIES, INC.

_________

NOTE PURCHASE AGREEMENT

_________

Dated as of November 5, 2015

$125,000,000 11.00% Senior Notes due November 5, 2022

TABLE OF CONTENTS

1	AUTHORIZATION OF NOTES.		1
	1.1.	Description of Notes to be Initially Issued.	1
	1.2.	Subsidiary Guaranty; Release.	1
2	SALE AND PURCHASE OF NOTES.		2
	2.1.	Series 2015 Notes.	2
	2.2.	Additional Series of Notes.	2
3	CLOSING.		4
4	CONDITIONS PRECEDENT.		5
	4.1.	Conditions to Effectiveness.	5
	4.2.	Conditions to Closing.	6
5	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.		8
	5.1.	Organization; Power and Authority.	8
	5.2.	Authorization, etc.	8
	5.3.	Disclosure.	9
	5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates.	9
	5.5.	Financial Statements.	10
	5.6.	Compliance with Laws, Other Instruments, etc.	10
	5.7.	Governmental Authorizations, etc.	11
	5.8.	Litigation; Observance of Agreements, Statutes and Orders.	11
	5.9.	Taxes.	11
	5.10.	Title to Property; Leases.	12
	5.11.	Licenses, Permits, etc.	12
	5.12.	Compliance with ERISA.	12
	5.13.	Private Offering by the Company.	13
	5.14.	Use of Proceeds; Margin Regulations.	13
	5.15.	Existing Indebtedness; Future Liens.	14
	5.16.	Foreign Assets Control Regulations, etc.	14
	5.17.	Status under Certain Statutes.	16
	5.18.	Environmental Matters.	16
	5.19.	Solvency of Subsidiary Guarantors.	17
6	REPRESENTATIONS OF THE PURCHASERS.		17
	6.1.	Purchase for Investment.	17
	6.2.	Institutional Accredited Investor.	17
	6.3.	Authorization.	18
	6.4.	Restricted Securities.	18
	6.5.	Source of Funds.	18
7	INFORMATION AS TO COMPANY.		20
	7.1.	Financial and Business Information	20
	7.2.	Officer’s Certificate.	23
	7.3.	Inspection.	24
8	PREPAYMENT OF THE NOTES.		24
	8.1.	Required Prepayments; Maturity	24
	8.2.	Optional Prepayments.	24
	8.3.	Mandatory Offer to Prepay Upon Change of Control.	26
	8.4.	Mandatory Offer to Prepay Upon Disposition of Certain Assets.	28
	8.5.	Allocation of Partial Prepayments.	30
	8.6.	Maturity; Surrender, etc.	30
	8.7.	Purchase of Notes.	30

i

	8.8.	Make-Whole Amount.	30
9	AFFIRMATIVE COVENANTS.		32
	9.1.	Compliance with Law.	32
	9.2.	Insurance.	32
	9.3.	Maintenance of Properties.	33
	9.4.	Payment of Taxes and Claims.	33
	9.5.	Corporate Existence, etc.	33
	9.6.	Additional Subsidiary Guarantors.	33
	9.7.	Ranking of Notes; Granting of Liens.	34
	9.8.	Books and Records.	34
	9.9.	Use of Proceeds	34
	9.10.	Margin Regulations.	35
10	NEGATIVE COVENANTS.		35
	10.1.	Interest Coverage Ratio.	35
	10.2.	Consolidated Funded Indebtedness.	35
	10.3.	Priority Debt.	35
	10.4.	Subsidiary Indebtedness.	36
	10.5.	Liens.	36
	10.6.	Mergers, Consolidations, etc.	38
	10.7.	Sale of Assets.	39
	10.8.	Designation of Restricted and Unrestricted Subsidiaries.	40
	10.9.	Nature of Business.	41
	10.10.	Transactions with Affiliates.	41
	10.11.	Restricted Payments.	43
	10.12.	Terrorism Sanctions Regulations.	49
	10.13.	No Layering of Debt.	49
	10.14.	Exclusivity.	49
	10.15.	Series 2010 Notes Offer to Purchase.	49
11	EVENTS OF DEFAULT.		50
12	REMEDIES ON DEFAULT, ETC.		52
	12.1.	Acceleration.	52
	12.2.	Other Remedies.	53
	12.3.	Rescission.	53
	12.4.	No Waivers or Election of Remedies, Expenses, etc.	53
13	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.		53
	13.1.	Registration of Notes.	53
	13.2.	Transfer and Exchange of Notes.	54
	13.3.	Replacement of Notes.	54
14	PAYMENTS ON NOTES.		55
	14.1.	Place of Payment.	55
	14.2.	Home Office Payment.	55
15		EXPENSES, ETC.	55
	15.1.	Transaction Expenses.	55
	15.2.	Survival.	56
16	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.		56
17	AMENDMENT AND WAIVER.		56
	17.1.	Requirements.	56
	17.2.	Solicitation of Holders of Notes.	57
	17.3.	Binding Effect, etc.	57
	17.4.	Notes held by Company, etc.	58

18	NOTICES.		58
19	REPRODUCTION OF DOCUMENTS.		58
20	CONFIDENTIAL INFORMATION.		59
21	SUBSTITUTION OF PURCHASER.		60
22	MISCELLANEOUS.		60
	22.1.	Successors and Assigns.	60
	22.2.	Jurisdiction and Process; Waiver of Jury Trial.	61
	22.3.	Payments Due on Non-Business Days.	61
	22.4.	Severability.	62
	22.5.	Construction.	62
	22.6.	Effectiveness; Counterparts.	62
	22.7.	Governing Law; Submission to Jurisdiction.	62
	22.8.	GAAP.	62

SCHEDULE A	--	Information Relating to Purchasers
SCHEDULE B	--	Defined Terms

SCHEDULE 5.3	--	Disclosure Materials
SCHEDULE 5.4	--	Subsidiaries and Affiliates
SCHEDULE 5.5	--	Financial Statements
SCHEDULE 5.8	--	Litigation
SCHEDULE 5.15	--	Existing Indebtedness
SCHEDULE 10.4	--	Subsidiary Indebtedness
SCHEDULE 10.5	--	Existing Liens

EXHIBIT 1.1	--	Form of Senior Note
EXHIBIT 1.2	--	Form of Subsidiary Guaranty
EXHIBIT 2.2	--	Form of Supplement
EXHIBIT 4.2(d)(i)	--	Form of Opinion of Counsel for the Company
EXHIBIT 8.3(e)	--	Change of Control Premium Calculation

TETRA TECHNOLOGIES, INC.
24955 Interstate 45 North
The Woodlands, TX 77380
(281) 367-1983
Facsimile: (281) 364-4306
$125,000,000 11.00% Senior Notes due November 5, 2022

Dated as of November 5, 2015

TO EACH OF THE PURCHASERS LISTED IN
THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

TETRA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), agrees with you as follows:

1.	AUTHORIZATION OF NOTES.

1.1Description of Notes to be Initially Issued.

The Company has authorized the issue and sale of $125,000,000 aggregate principal amount of its 11.00% Senior Notes due November 5, 2022 (the “Series 2015 Notes”, the Series 2015 Notes together with each Series of Additional Notes that may be from time to time issued pursuant to Section 2.2 below, the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). Subject to Section 2.2(b) below, the Notes shall be substantially in the form set out in Exhibit 1.1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
1.2Subsidiary Guaranty; Release.

(a)Subsidiary Guaranty. The payment by the Company of all amounts due on or in respect to the Notes and the performance by the Company of its obligations under this Agreement will be guaranteed by each Subsidiary that (regardless of whether required by the terms of the Credit Agreement or other applicable documents governing other Indebtedness of the Company) from time to time guarantees Indebtedness in respect of the Credit Agreement or any other Indebtedness in respect of borrowed money of the Company pursuant to the Subsidiary Guaranty in substantially the form of the attached Exhibit 1.2, as it may be amended or supplemented from time to time (the “Subsidiary Guaranty”).

(b)Release of Subsidiary Guaranty. Each holder of a Note acknowledges and agrees that each Subsidiary Guarantor shall be fully released and discharged from the Subsidiary Guaranty, and each holder of a Note fully releases and discharges such Subsidiary Guarantor from the Subsidiary Guaranty, immediately and without any further act, upon such Subsidiary being released and discharged as guarantor under and in respect of the Credit Agreement; provided that (i) no Default or Event of Default exists or will exist immediately following such release and discharge; (ii) if any fee or other consideration in excess of 0.50% of the outstanding principal amount of such Indebtedness is paid or given to any holder of any Indebtedness under the Credit Agreement in connection with such release, other than the repayment of all or a portion of such Indebtedness under the Credit Agreement, each holder of a Note receives equivalent consideration on a pro rata basis; and

(iii) at the time of such release and discharge, the Company delivers to each holder of Notes a certificate of a Responsible Officer certifying that such Subsidiary Guarantor has been or is being released and discharged as a guarantor under and in respect of the Credit Agreement and the matters set forth in clauses (i) and (ii); provided further, that if the consideration referred to in clause (ii) above exceeds 0.50% of the outstanding principal amount of the Indebtedness under the Credit Agreement, the release and discharge of such Subsidiary Guarantor from the Subsidiary Guaranty shall only occur upon the consent of each of the holders of the Notes and each holder of a Note shall receive equivalent consideration on a pro rata basis.

2.2SALE AND PURCHASE OF NOTES.

2.1Series 2015 Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and each of the other purchasers named in Schedule A (the “Other Purchasers”), and you and the Other Purchasers will purchase from the Company, at the Closing upon satisfaction or waiver of the conditions set forth in Section 4.2, Series 2015 Notes in the denomination and principal amount specified opposite your names in Schedule A at the purchase price of 96% of the principal amount thereof.
2.Additional Series of Notes.

(a)The Company may, from time to time but no later than the first anniversary of the Closing Date, in its sole discretion but subject to the terms hereof, issue and sell to you, the Other Purchasers or any other purchaser you may designate, one or more additional Series of its senior notes in an amount not exceeding $100,000,000 in the aggregate under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit 2.2 or such other form as may be agreed by the Company and the purchaser(s) of such additional Series of Notes.

(b)Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions and such other terms and conditions as the Company and the Additional Purchasers shall determine, in each case, in the sole discretion of each of such parties:

(i)each Series of Additional Notes, when so issued, shall be differentiated from previous Series by sequential alphabetical designation inscribed thereon;

(ii)each Series of Additional Notes when so issued shall be in a principal amount of $50,000,000;

(iii)Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity;

(iv)each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such put rights and mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants and defaults as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be deemed amended (A) to reflect such additional put rights, covenants and defaults without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional put rights, covenants and defaults shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding and (B) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

(v)each Series of Additional Notes issued under this Agreement shall be substantially in the form of Exhibit B to Exhibit 2.2 with such variations, omissions and insertions as are necessary or permitted hereunder (subject to clause (c)(ii) below);

(vi)the minimum principal amount of any Note issued under a Supplement shall be $100,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $100,000 or more;

(vii)all Additional Notes shall rank pari passu with all other outstanding Notes;

(viii)no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing; and

(ix)such other terms as you shall agree in your sole discretion.

(c)The right of the Company to issue, and the obligation of the Additional Purchasers to purchase, any Additional Notes shall be subject to the following conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(i)a Responsible Officer of the Company shall execute and deliver to each Additional Purchaser and each holder of Notes an Officer’s Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including all Supplements) and setting forth the information required to establish whether the Company is in compliance with the covenants set forth in Sections 10.1, 10.2 and 10.3 on such date;

(ii)the Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit 2.2, including such additional terms and conditions as are acceptable to each Additional Purchaser in its sole discretion; and

(iii)each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of such Additional Notes.

3.CLOSING.

(a)The sale and purchase of the Series 2015 Notes to be purchased by you and the Other Purchasers shall occur at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 at 9:00 a.m., New York time, at a closing upon satisfaction or waiver of the conditions set forth in Section 4.2 (the “Closing”) on any Business Day on or prior to November 20, 2015 as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Series 2015 Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the Closing Date and registered in your name (or in the name of your nominee), against delivery by you to the Company or their order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company (for the benefit of the Company) to account number 004140282499 at Bank of America, N.A., 100 West 33rd Street, New York, NY 10001, ABA No. for wires 026009593.

(b)The Company shall use its commercially reasonable efforts to satisfy the conditions precedent set forth in Section 4.2 for the sale and purchase of the Series 2015 Notes on or before the Closing Date. If on November 20, 2015 the Company has failed to fulfill the conditions specified in Section 4.2 to your satisfaction and you agree to waive such conditions, the Company shall be obligated to issue the Series 2015 Notes on

November 20, 2015. If on the Closing Date the Company fails to tender the Series 2015 Notes to you as provided in this Section 3, or any of the conditions specified in Section 4.2 shall not have been fulfilled to your satisfaction or waived, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights or remedies you may have by reason of such failure or such nonfulfillment.

4.CONDITIONS PRECEDENT.

4.1Conditions to Effectiveness.

The occurrence of the Effective Date is subject to the satisfaction or waiver of the following conditions precedent:
(a)Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the Effective Date.

(b)Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Effective Date and no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since June 30, 2015 that would have been prohibited by Section 10 had such Section applied since such date.

(c)Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the Effective Date, certifying that the conditions specified in Section 4.1(a) and Section 4.1(b) have been fulfilled.

(d)Extension of Maturity Date of the Wells Fargo 2015 Notes. You shall have received an Officer’s Certificate, dated as of the Effective Date, certifying that attached thereto are true, correct and complete copies of (i) the Wells Fargo Amendment fully executed by the parties thereto, extending the maturity date of the Wells Fargo 2015 Notes until no earlier than April 1, 2019 and (ii) a notice issued to the Company by Wells Fargo Energy Capital, Inc., in its capacity as Noteholder Representative under the Wells Fargo Amendment, dated as of the Effective Date, stating that (1) it has received the signature pages, certificates, documents and opinions required to be delivered pursuant to Sections 3(a), 3(c), 3(d) and 3(f) of the Wells Fargo Amendment, (2) neither it nor its counsel will require the delivery of any additional documents pursuant to Section 3(c)(v), 3(d)(iv) or 3(j) of the Wells Fargo Amendment and (3) the certificates and opinion delivered pursuant to Sections 3(c), 3(d) and 3(f) of the Wells Fargo Amendment are in form and substance satisfactory to Wells Fargo Energy Capital, Inc. in its capacity as Noteholder Representative under the Wells Fargo Amendment.

(e)Initiation of Offer to Purchase. You shall have received an Officer’s Certificate, dated as of the Effective Date, certifying that attached thereto are true, correct and complete copies of (i) the Offer to Purchase, dated not later than the Effective Date (the “Series 2010 Notes Offer to Purchase”) pursuant to which the Company has offered to purchase for cash up to $25,000,000 aggregate principal amount of the outstanding 5.09% Senior Notes, Series 2010-A, due December 15, 2017 and 5.67% Senior Notes, Series 2010-B, due December 15, 2020 issued by the Company under that certain Note Purchase Agreement, dated as of September 30, 2010, among the Company and the purchasers party thereto and (ii) the accompanying Letter of Transmittal (as defined in the Series 2010 Notes Offer to Purchase).

(f)Know Your Customer Deliverables. You shall have received, at least five Business Days prior to the Effective Date, all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act.

4.2Conditions to Closing.

Your obligation to purchase and pay for the Series 2015 Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction or waiver by you, prior to or at the Closing, of the following conditions (the date such conditions precedent are satisfied or waived being referred to as the “Closing Date”):
(a)Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing Date.

(b)Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since June 30, 2015 that would have been prohibited by Section 10 had such Section applied since such date.

(c)Compliance Certificates.

(i)Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.2(a), 4.2(b) and 4.2(g) have been fulfilled.

(ii)Secretary’s Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

(d)Opinions of Counsel. You shall have received opinions in form and substance satisfactory to you, dated the Closing Date, from (i) Andrews Kurth LLP, counsel to the Company, covering the matters set forth in Exhibit 4.2(d)(i) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request and (ii) local counsel in the State of Oklahoma covering such matters as you or your counsel may reasonably request (and the Company instructs its counsel to deliver such opinion to you).

(e)Purchase Permitted By Applicable Law, etc. On the Closing Date your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the Effective Date. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

(f)Payment of Fees and Expenses. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing Date (i) all fees required to be paid on or before Closing Date hereunder including the expenses set forth in that certain Exclusivity and Expense Reimbursement Letter, dated as of October 2, 2015, between the Company and GSO Capital Partners LP and (ii) all other accrued and unpaid fees, costs and expenses otherwise owed pursuant to this Agreement to the extent then due and payable at Closing, including any such costs, fees and expenses arising under or referenced in Section 15.1, including, to the extent invoiced on or before the Closing Date, all reasonable fees, charges and disbursements of Latham & Watkins LLP, to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.

(g)Changes in Corporate Structure. The Company shall not have changed its jurisdiction of organization or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

(h)Subsidiary Guaranty. Each Subsidiary Guarantor shall have executed and delivered the Subsidiary Guaranty in favor of you and the Other Purchasers and you shall have received a copy of the executed Subsidiary Guaranty.

(i)Funding Instructions. At least three Business Days prior to the Closing Date, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Series 2015 Notes is to be deposited.

(j)Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

(k)Repayment of Certain Indebtedness. You shall have received an Officer’s Certificate, dated as of the Closing Date, certifying that (i) attached thereto is a true, correct and complete copy of the Company’s irrevocable notice of prepayment, dated as of the Closing Date, in respect of the entire outstanding amount of the Company’s 5.90% Senior Notes, Series 2006-A, due April 30, 2016 to the holders of such notes in accordance with the terms thereof and (ii) on the Closing Date, arrangements have been made for the repayment of all of the Company’s outstanding Indebtedness in respect of borrowed money under the Credit Agreement.

(l)Governmental Authorizations, etc. All consents, approvals and authorizations of, or registrations, filings or declarations with, any Governmental Authority required in connection with the execution, delivery and performance by the Company and each Subsidiary Guarantor of each Note Document to which it is a party shall have been obtained and are in full force and effect at Closing.

5.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you that:
5.1Organization; Power and Authority.
The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.
5.15Authorization, etc.

This Agreement and the other Note Documents have been duly authorized by all necessary corporate or partnership action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
The Subsidiary Guaranty has been duly authorized by all necessary corporate, partnership or limited liability company action (as the case may be) on the part of each Subsidiary Guarantor and upon execution and delivery thereof will constitute the legal, valid and binding obligation of each Subsidiary Guarantor, enforceable against each Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.3    Disclosure.

The written information provided to you and each Other Purchaser, along with the reports filed by the Company with the Securities and Exchange Commission, fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except as disclosed in Schedule 5.3, this Agreement, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5 (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that with respect to projected financial information and any forecasts of financial performance, the Company makes no representation or warranty that such projections or forecasts will ultimately prove to have been accurate, and the Company represents only that such information was prepared in good faith based upon (i) assumptions believed to be reasonable at the time and (ii) the best information available to the Company and its Restricted Subsidiaries, in each case, as of the date of delivery, the Effective Date and the Closing Date. Except as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since the date of the most recent audited financial statements required to be filed with the Securities Exchange Commission as part of the Company’s Form 10-K, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no Material non-public information known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.
5.4    Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)Schedule 5.4 contains (except as noted therein) complete and correct lists of: (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each Subsidiary, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers. Except for those Subsidiaries listed in the definition of Unrestricted Subsidiary, each Subsidiary listed in Schedule 5.4 is designated as a Restricted Subsidiary of the Company.

(b)All of the outstanding shares of Capital Stock of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4 and except with respect to foreign Subsidiaries that individually or in the aggregate are not Material and the consequence of which would not in the aggregate result in a Material Adverse Effect).

(c)Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)No Restricted Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement or any other Note Document, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate, partnership or limited liability company law statutes) restricting the ability of such Restricted Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Restricted Subsidiaries that owns outstanding shares of Capital Stock of such Restricted Subsidiary, except legal restrictions or agreements by foreign Subsidiaries that individually or in the aggregate are not Material and the consequence of which would not in the aggregate result in a Material Adverse Effect.

5.5    Financial Statements.

The Company has delivered to you and each Other Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments); provided that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
5.6    Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority, including the USA PATRIOT Act, applicable to the Company or any Subsidiary.
The execution, delivery and performance by each Subsidiary Guarantor of the Subsidiary Guaranty will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Subsidiary Guarantor under, any agreement, or corporate charter or by-laws, to which such Subsidiary Guarantor is bound or by which such Subsidiary Guarantor or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Subsidiary Guarantor or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Subsidiary Guarantor.
5.7    Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of any Note Documents or the execution, delivery or performance by each Subsidiary Guarantor of the Subsidiary Guaranty.
5.8    Litigation; Observance of Agreements, Statutes and Orders.

(a)Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary or any property of the Company or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)Neither the Company nor any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws and the USA PATRIOT Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9    Taxes.

The Company and its Restricted Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being diligently contested in good faith by appropriate proceedings and with respect to which the Company or a Restricted Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Restricted Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Restricted Subsidiaries have been paid for all fiscal years up to and including the fiscal year ended December 31, 2014.
5.10    Title to Property; Leases.

The Company and its Restricted Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
5.11    Licenses, Permits, etc.

(a)The Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)To the best knowledge of the Company, no product of the Company or any Restricted Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person.

(c)To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any Restricted Subsidiary with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any Restricted Subsidiary.

5.12    Compliance with ERISA.

(a)The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA as a result of failure to comply with such titles or the penalty or excise tax provisions of the Code relating to “employee benefit plans” (as defined in section 3(3) of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code relating to “employee benefit plans” or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.5 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

5.13    Private Offering by the Company.

As of the Closing Date, neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you and the Other Purchasers and not more than 20 other Institutional Accredited Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.
5.14    Use of Proceeds; Margin Regulations.

On the Closing Date, the Company will apply a portion of the proceeds of the sale of the Series 2015 Notes to (i) repay all of the Company’s Indebtedness for borrowed money outstanding under the Credit Agreement and (ii) pay fees and expenses associated with the transactions contemplated hereunder. No later than 45 days from the Closing Date, the Company will apply any remaining portion of the proceeds of the sale of the Series 2015 Notes, together with other funds (to the extent necessary), to (x) pay the purchase price for notes accepted for purchase by the Company pursuant to the tender offer for an aggregate of up to $25,000,000 in principal amount of the Company’s 5.09% Senior Notes, Series 2010-A and the 5.67% Senior Notes, Series 2010-B and (y) prepay in full all amounts owed in respect of the Company’s outstanding 5.90% Senior Notes, Series 2006-A, due April 30, 2016. No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
5.15    Existing Indebtedness; Future Liens.

(a)Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of June 30, 2015, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Restricted Subsidiaries. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or any Restricted Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)Except as disclosed in Schedule 10.5 or as described in Section 9.7, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.

5.16    Foreign Assets Control Regulations, etc.

(a)Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Sanctioned Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) or any Sanctions-related list of designated Persons maintained by the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, (iii) any Person operating, organized or resident in a Sanctioned Country, or (iv) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, or any Sanctions (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii), clause (iii) or clause (iv), a “Sanctioned Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to Sanctions.

(b)No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Sanctioned Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Sanctioned Person, or (ii) otherwise in violation of Sanctions.

(c)Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and Sanctions.

(d)(1) The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery or corruption, including, without limitation, the FCPA and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”) and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the notes facility established hereby, is a Sanctioned Person. No use of proceeds from the issuance of the Notes or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions. Neither the Company nor any Controlled Entity (i) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (ii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iii) has been or is the target of Sanctions imposed by the United Nations or the European Union;

(2) To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage; and
(3) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.
5.17    Status under Certain Statutes.

Neither the Company nor any Restricted Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act, as amended, or the Federal Power Act, as amended.
5.18    Environmental Matters.

(a)Neither the Company nor any Restricted Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any Restricted Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)Neither the Company nor any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)Neither the Company nor any Restricted Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d)All buildings on all real properties now owned, leased or operated by the Company or any Restricted Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19    Solvency of Subsidiary Guarantors.

After giving effect to the issuance and sale of the Notes and the application of the proceeds thereof and due consideration to any rights of contribution and reimbursement, (i) each Subsidiary Guarantor has received fair consideration and reasonably equivalent value for the incurrence of its obligations under the Subsidiary Guaranty or as contemplated by the Subsidiary Guaranty, (ii) the fair value of the assets of each Subsidiary Guarantor (at fair valuation) exceeds its liabilities, (iii) each Subsidiary Guarantor is able to and expects to be able to pay its debts as they mature, and (iv) each Subsidiary Guarantor has capital sufficient to carry on its business as conducted and as proposed to be conducted.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1    Purchase for Investment.

Each Purchaser represents that it is purchasing the Series 2015 Notes solely for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Each Purchaser understands that the Series 2015 Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Series 2015 Notes.
6.2    Institutional Accredited Investor.

Each Purchaser represents that it is knowledgeable, sophisticated and experienced in business and financial matters; it has previously invested in notes similar to the Notes and it acknowledges that the Notes have not been registered under the Securities Act and understands that the Notes must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; it is able to bear the economic risk of its investment in the Notes and is presently able to afford the complete loss of such investment; it is an Institutional Accredited Investor; and it has been afforded access to information about the Company and its financial condition and business sufficient to enable it to evaluate its investment in the Notes.
6.3    Authorization.

This Agreement and the other Note Documents to which each Purchaser is party have been duly authorized by all necessary corporate or partnership action on the part of each Purchaser, and this Agreement and any other Note Document to which it is party constitutes a legal, valid and binding obligation of such Purchaser enforceable against the Purchaser in accordance with its respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
6.4    Restricted Securities.

(a)Each of the Purchasers and each subsequent holder of any Note, by its acceptance thereof, agrees to offer, sell or otherwise transfer (including, without limitation, by pledge or hypothecation) such Note only to:

(i)the Company or any of its Subsidiaries;

(ii)to an Institutional Accredited Investor that is purchasing the Note for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.

(b) No holder of Notes may effect a transfer of a Note that would result in GSO Capital Partners LP or its Affiliates ceasing to constitute the Required Holders without the prior consent of the Company.

6.5    Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM

Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)the Source is a governmental plan; or

(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.5, the terms “employee benefit plan,” “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO COMPANY.

7.1    Financial and Business Information

The Company will deliver to each holder of Notes that is an Institutional Accredited Investor:
(a)Quarterly Statements - within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter,

(ii)consolidated statements of income of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and

(iii)consolidated statements of cash flows of the Company and its Subsidiaries for such quarter or (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the Effective Date located at: http://www.tetratec.com) and shall have given each holder of Notes prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);
(b)Annual Statements - within 105 days after the end of each fiscal year of the Company, duplicate copies of,

(i)a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;
(c)Unrestricted Subsidiaries - if, at the time of delivery of any financial statements pursuant to Section 7.1(a) or (b), Unrestricted Subsidiaries account for more than 10% of (i) the consolidated total assets of the Company and its Subsidiaries reflected in the consolidated balance sheet included in such financial statements or (ii) the consolidated revenues of the Company and its Subsidiaries reflected in the consolidated statement of income included in such financial statements, an unaudited balance sheet for all Unrestricted Subsidiaries taken as whole as at the end of the fiscal period included in such financial statements and the related unaudited statements of income, stockholders’ equity and cash flows for such Unrestricted Subsidiaries for such period, together with consolidating statements reflecting all eliminations or adjustments necessary to reconcile such group financial statements to the consolidated financial statements of the Company and its Subsidiaries, shall be delivered together with the financial statements required pursuant to Sections 7.1(a) and (b);

(d)Budget - unless a holder of Notes delivers a notice to the Company that such holder does not wish to receive such information (and until such time as such holder delivers a further notice indicating that such information should be delivered to such holder), as soon as available, and in any event no later than 60 days after the commencement of each fiscal year of the Company, a budget in form reasonably satisfactory to the holders of the Notes (including budgeted statements of income for each of the Company’s and its Restricted Subsidiaries’ business units and sources and uses of cash and balance sheets), prepared by the Company for each month of such fiscal year in detail, of the Company and its Restricted Subsidiaries, with appropriate presentation and discussion in reasonable detail of the principal assumptions upon which such budget is based, accompanied by a certificate of a Senior Financial Officer certifying that such budget is a reasonable estimate for the period covered thereby.

(e)SEC and Other Reports - promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement other than registration statements on Form S-8 (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(f)Notice of Default or Event of Default - promptly, and in any event within 10 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given notice or taken any action with respect to a claimed default of the type referred to in Section 11(g), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(g)ERISA Matters - promptly, and in any event within 10 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the Effective Date; or

(ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(h)Notices from Governmental Authority - promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Restricted Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(i)Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any Restricted Subsidiary or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2    Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or (b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):
(a)Covenant Compliance - the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)Event of Default - a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3    Inspection.

The Company will permit the representatives of each holder of Notes that is an Institutional Accredited Investor:
(a)No Default - if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)Default - if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.PREPAYMENT OF THE NOTES.

8.1    Required Prepayments; Maturity

(a)No regularly scheduled prepayments are due on the Series 2015 Notes prior to their stated maturity and the entire unpaid principal balance of the Series 2015 Notes shall be due and payable on the stated maturity thereof.

(b)Each Series and tranche, if applicable, of Additional Notes shall be subject to required prepayments as specified in the Supplement pursuant to which such Series and tranche, if applicable, of Additional Notes are issued.

8.2    Optional Prepayments.

(a)The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of the Notes, in an amount not less than $1,000,000 in the aggregate in the case of a partial prepayment, at a prepayment price equal to:

(i)prior to the third anniversary of the Closing Date, 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount, plus accrued and unpaid interest thereon as of the date of prepayment; provided, however, that the Company may, on one occasion, at any time during such period, redeem up to 35% of the aggregate principal amount of outstanding Notes, at a redemption price equal to 111% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date), in an amount not to exceed the net proceeds from a public or private sale of (a) common stock of the Company by the Company (other than to a Subsidiary of the Company) or (b) the common stock of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds thereof are contributed to the Company (collectively, a “Common Stock Offering”) by the Company, provided that: (1) at least 65% of the aggregate principal amount of Series 2015 Notes (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 45 days of the date of the closing of such Common Stock Offering;

(ii)during the period commencing on the third anniversary of the Closing Date and ending on the day prior to the fourth anniversary thereof, 104% of the principal amount so prepaid, plus accrued and unpaid interest thereon as of the date of prepayment;

(iii)during the period commencing on the fourth anniversary of the Closing Date and ending on the day prior to the fifth anniversary thereof, 102% of the principal amount so prepaid, plus accrued and unpaid interest thereon as of the date of prepayment;

(iv)during the period commencing on the fifth anniversary of the Closing Date and ending on the day prior to the sixth anniversary thereof, 101% of the principal amount so prepaid, plus accrued and unpaid interest thereon as of the date of prepayment; and

(v)from the sixth anniversary of the Closing Date, 100% of the principal amount so prepaid, plus accrued and unpaid interest thereon as of the date of prepayment.

(b)The Company will give each holder of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount, if applicable, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, if applicable, the Company shall deliver to each holder of Notes being prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3    Mandatory Offer to Prepay Upon Change of Control.

(a)Notice of Change of Control or Control Event - The Company will, within 10 Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control or Control Event, give notice of such Change of Control or Control Event to each holder of Notes unless notice in respect of such Change of Control (or the Change of Control contemplated by such Control Event) shall have been given pursuant to paragraph (b) of this Section 8.3. If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in paragraph (c) of this Section 8.3 and shall be accompanied by the certificate described in paragraph (g) of this Section 8.3.

(b)Condition to Company Action - The Company will not take any action that consummates or finalizes a Change of Control unless (i) at least 15 Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes accompanied by the certificate described in paragraph (g) of this Section 8.3, and (ii) subject to the provisions of paragraph (d) below, contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.3.

(c)Offer to Prepay Notes - The offer to prepay Notes contemplated by paragraphs (a) and (b) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by paragraph (a) of this Section 8.3, such date shall be not less than 30 days and not more than 60 days after the date of such offer.

(d)Acceptance; Rejection - A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company on or before the date specified in an officer’s certificate pursuant to paragraph (g)(viii) of this Section 8.3. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3, or to accept an offer as to all of the Notes held by the holder, within such time period shall be deemed to constitute rejection of such offer by such holder.

(e)Prepayment - Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at a prepayment price equal to:

(i)if the Change of Control or Control Event occurs prior to the third anniversary of the Closing Date, 100% of the principal amount so prepaid, plus accrued and unpaid interest thereon, plus the discounted value at the date of the repayment, computed in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield, of the sum of (1) 100% of all interest payable on the Notes in the first year following the Closing Date, to the extent not previously paid, plus (2) 75% of all interest payable on the Notes in the second year following the Closing Date, to the extent not previously paid, plus (3) 50% of all interest payable on the Notes in the third year following the Closing Date, to the extent not previously paid, plus (4) 4.0% of the principal amount of the outstanding Notes (an example of the calculation of the Change of Control premium provided for under this clause (i) is set forth in Exhibit 8.3(e) for illustration purposes); and

(ii)if the Change of Control or Control Event occurs on or after the third anniversary of the Closing Date:

1.during the period commencing on the third anniversary of the Closing Date and ending on the day prior to the fourth anniversary thereof, 104% of the principal amount so prepaid, plus accrued and unpaid interest thereon as at the date of prepayment;

2.during the period commencing on the fourth anniversary of the Closing Date and ending on the day prior to the fifth anniversary thereof, 102% of the principal amount so prepaid, plus accrued and unpaid interest thereon as at the date of prepayment;

3.during the period commencing on the fifth anniversary of the Closing Date and ending on the day prior to the sixth anniversary thereof, 101% of the principal amount so prepaid, plus accrued and unpaid interest thereon as at the date of prepayment; and

4.from the sixth anniversary of the Closing Date, 100% of the principal amount so prepaid, plus accrued and unpaid interest thereon as at the date of prepayment.

The prepayment shall be made on the Proposed Prepayment Date except as provided in paragraph (f) of this Section 8.3.
(f)Deferral Pending Change of Control - The obligation of the Company to prepay Notes pursuant to the offers required by paragraphs (a) and (b) and accepted in accordance with paragraph (d) of this Section 8.3 is subject to the occurrence of the Change of Control in respect of which such offers and acceptances shall have been made. In the event that such Change of Control does not occur on or prior to the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change of Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change of Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change of Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change of Control shall be deemed rescinded). Notwithstanding the foregoing, in the event that the prepayment has not been made within 90 days after such Proposed Prepayment Date by virtue of the deferral provided for in this Section 8.3(f), the Company shall make a new offer to prepay in accordance with paragraph (c) of this Section 8.3.

(g)Officer’s Certificate - Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date, (ii) that such offer is made pursuant to this Section 8.3, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date, (v) that the conditions of this Section 8.3 have been fulfilled, (vi) in reasonable detail, the nature and date or proposed date of the Change of Control, (vii)(x) in the event the Change of Control occurred during the period specified in paragraph (e)(i) of this Section 8.3, a calculation of the estimated prepayment price (calculated as if the date of such notice were the date of prepayment) setting forth the details such computation and (y) in the event the Change of Control occurred during the periods specified in paragraph (e)(ii) of this Section 8.3, the amount of the prepayment premium and (viii) the date by which any holder of a Note that wishes to accept such offer must deliver notice thereof to the Company, which date shall not be earlier than three Business Days prior to the Proposed Prepayment Date or, in the case of a prepayment pursuant to Section 8.3(b), the date of the action referred to in Section 8.3(b)(i).

8.4    Mandatory Offer to Prepay Upon Disposition of Certain Assets.

(a)Offer to Prepay Notes. The Company shall offer to prepay the Notes with the Net Available Cash from any Material Disposition. The offer to prepay the Notes in accordance with this Section 8.4 shall be in an aggregate principal amount of the Notes (the “Mandatory Prepayment Amount”) equal to the lesser of (i) the aggregate principal amount of all then outstanding Notes and (ii) the Net Available Cash from such Material Disposition.

(b)Acceptance; Rejection. A holder of Notes may accept any offer to prepay made pursuant to this Section 8.4 by causing a notice of such acceptance to be delivered to the Company on or before the date specified in an officer’s certificate pursuant to paragraph (e)(vii) of this Section 8.4. A failure by a holder of Notes to (1) respond to an offer to prepay made pursuant to this Section 8.4 or (2) accept such offer, in each case, within such time period shall be deemed to constitute rejection of such offer in its totality by such holder of Notes. Any holder of Notes that accepts such offer shall be deemed to have agreed to the prepayment of Notes in accordance with the following paragraph (c).

(c)Prepayment. Prepayment of the principal amount of Notes to be prepaid pursuant to this Section 8.4 shall be at a prepayment price equal to 100% of the principal amount so prepaid, plus accrued and unpaid interest thereon as of the date of prepayment. Such prepayment shall be made on the date specified in the offer described in paragraph (a) above except as provided in paragraph (d) of this Section 8.4. On the date of prepayment, the Company shall prepay a percentage of the principal amount of the Notes held by each holder of Notes that accepts an offer to prepay made pursuant to this Section 8.4 equal to the lesser of (A) the aggregate principal amount of the Notes held by such holder of Notes and (B) such holder of Notes’ Pro Rata Acceptance Percentage (as defined below) of the Mandatory Prepayment Amount. “Pro Rata Acceptance Percentage” of any holder of Notes that accepts an offer to prepay made pursuant to this Section 8.4 means the quotient, expressed as a percentage, of (1) the aggregate principal amount of Notes held by such holder of Notes divided by (2) the aggregate principal amount of Notes held by all holder of Notes that accept such offer.

(d)Deferral Pending Disposition. The obligation of the Company to prepay Notes pursuant to the offers required by paragraph (a) and accepted in accordance with paragraph (b) of this Section 8.4 is subject to the consummation of the Disposition in respect of which such offers and acceptances shall have been made. In the event that such Disposition is not consummated, the prepayment shall be deferred until, and shall be made on the date on which, the Company determines the amount of Net Available Cash which in no event shall be more than 30 days following the consummation of such Material Disposition. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Material Disposition and the prepayment are expected to occur (the “Proposed Proceeds Prepayment Date”), and (iii) any determination by the Company that efforts to effect such Material Disposition have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.4 in respect of such Material Disposition shall be deemed rescinded). Notwithstanding the foregoing, in the event that the prepayment has not been made within 90 days after such Proposed Proceeds Prepayment Date, by virtue of the deferral provided for in this Section 8.4(d), the Company shall make a new offer to prepay in accordance with paragraph (a) of this Section 8.4.

(e)Officer's Certificate. Each offer to prepay the Notes pursuant to this Section 8.4 shall be delivered not less than 15 Business Days prior to the Proposed Proceeds Prepayment Date and shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Proceeds Prepayment Date, (ii) that such offer is made pursuant to this Section 8.4, (iii) a calculation of the Net Available Cash from such Disposition and the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Proceeds Prepayment Date, (v) that the conditions of this Section 8.4 have been fulfilled, (vi) in reasonable detail, the nature and date or proposed date of the applicable Material Disposition and (vii) the date by which any holder of Notes that wishes to accept such offer must deliver notice thereof to the Company, which date shall not be earlier than three Business Days prior to the Proposed Proceeds Prepayment Date.

(f)Funds Not Accepted. Any funds constituting Net Available Cash from a Material Disposition that are not applied to the prepayment of Notes in accordance with this Section 8.4 (as a result of the rejection or deemed rejection of an offer to prepay Notes made pursuant to this Section 8.4) shall, in accordance with the definition of “Net Available Cash” cease to constitute Net Available Cash immediately upon such rejection or deemed rejection.

8.5    Allocation of Partial Prepayments.

In the case of each partial prepayment of Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
8.6    Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount or other premium, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, Make-Whole Amount, if any, and other premium, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full, after such payment and upon the written request of the Company, shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
8.7    Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of any series of Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information reasonably determined by the Company to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by the Company or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
8.8    Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments through the third anniversary of the Closing Date with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or 8.3, if applicable, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon and premium that would be due after the Settlement Date and on or before the third anniversary of the Closing Date with respect to such Called Principal if the Called Principal were prepaid on such third anniversary in accordance with Section 8.2, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.5 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or 8.3, if applicable, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	AFFIRMATIVE COVENANTS.

The Company covenants that from the Effective Date and for so long as any of the Notes are outstanding:
9.1    Compliance with Law.

The Company will, and will cause each Restricted Subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including Environmental Laws and the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.2    Insurance.

The Company will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is reasonable in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
9.3    Maintenance of Properties.

The Company will, and will cause each Restricted Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.4    Payment of Taxes and Claims.

The Company will, and will cause each Restricted Subsidiary to, file all tax returns required to be filed in any jurisdiction and to pay and discharge when due all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (ii) the non-filing of such returns or nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.
9.5    Corporate Existence, etc.

Subject to Section 10.6, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.6 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate, partnership or limited liability company existence of each of its Restricted Subsidiaries (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate, partnership or limited liability company existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
9.6    Additional Subsidiary Guarantors.

The Company will cause any Subsidiary that (whether or not required by the terms of the Credit Agreement) guarantees Indebtedness in respect of the Credit Agreement to enter into the Subsidiary Guaranty concurrently therewith and as a part thereof to deliver to each of the holders:
(a)a copy of an executed joinder to the Subsidiary Guaranty; and

(b)a certificate signed by a Responsible Officer of the Company confirming the accuracy of the representations and warranties in Sections 5.2, 5.6, 5.7 and 5.19, with respect to such Subsidiary and the Subsidiary Guaranty, as applicable.

9.7    Ranking of Notes; Granting of Liens.

(a)The Notes and the Company’s obligations under this Agreement will rank at least pari passu with all of the Company’s unsecured Senior Indebtedness outstanding as of the Effective Date; provided, that, during any period that the Credit Agreement or any other Indebtedness with a principal amount in excess of $25,000,000 outstanding as of the Effective Date is secured (other than the Wells Fargo 2015 Notes), the Notes and the Company’s obligations under this Agreement will rank at least pari passu with all of the Company’s obligations under the Credit Agreement or such other applicable documents governing such other Indebtedness.

(b)The Company will, if it or any Subsidiary shall create any Lien upon any of its property or assets, whether now owned or hereafter acquired, in favor of the lenders or other creditors who are party to the Credit Agreement or any other Indebtedness with a principal amount in excess of $25,000,000 outstanding as of the Effective Date (other than the Wells Fargo 2015 Notes and otherwise unless prior written consent to the creation thereof shall have been obtained), make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured.

9.8    Books and Records.

The Company will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Restricted Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Restricted Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Restricted Subsidiaries to, continue to maintain such system.
9.9    Use of Proceeds

(a)On the Closing Date, the Company will apply a portion of the proceeds of the sale of the Series 2015 Notes to (i) repay all of the Company’s Indebtedness for borrowed money outstanding under the Credit Agreement and (ii) pay fees and expenses associated with the transactions contemplated hereunder.

(b)No later than 45 days from the Closing Date, the Company will apply any remaining portion of the proceeds of the sale of the Series 2015 Notes, together with other funds (to the extent necessary), to (i) pay the purchase price for notes accepted for purchase by the Company pursuant to the tender offer for an aggregate of up to $25,000,000 in principal amount of the Company’s 5.09% Senior Notes, Series 2010-A and the 5.67% Senior Notes, Series 2010-B and (ii) prepay in full all amounts owed in respect of the Company’s outstanding 5.90% Senior Notes, Series 2006-A, due April 30, 2016.

9.10    Margin Regulations.

If requested by any holder of Notes, the Company will furnish to such holder of Notes a statement confirming compliance with Regulations U, T and X of the Board of Governors of the Federal Reserve System in conformity with the requirements of Form FR U-1 or Form FR G-3, as applicable.

10.	NEGATIVE COVENANTS.

The Company covenants that from the Effective Date and for so long as any of the Notes are outstanding:
10.1    Interest Coverage Ratio.

The Company will not permit the Interest Coverage Ratio at the end of any fiscal quarter to be less than 2.50 to 1.
10.2    Consolidated Funded Indebtedness.

The Company will not permit the ratio of Consolidated Funded Indebtedness as of the end of any fiscal quarter to EBITDA (for then most recently completed four fiscal quarters) to be greater than 3.50 to 1.00.
10.3    Priority Debt.

(a)The Company will not permit Priority Debt to exceed 25% of Consolidated Net Worth (as of the end of the Company’s then most recently completed fiscal quarter) at any time.

(b)The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to, (collectively, “incur”) any Indebtedness in a principal amount in excess of $20,000,000 that is subordinated in right of payment or security to or pari passu with the Notes (i) with a maturity date earlier than the date falling 180 days after the stated maturity of the Series 2015 Notes or the Additional Notes, if any, whichever is later and (ii) the terms and conditions of which (other than with respect to pricing, premiums, fees, rate floors and conversion features) are, taken as a whole, more favorable to the lenders or holders providing such Indebtedness than the terms and conditions applicable to the Notes; provided, however, that: (A) notwithstanding clause (ii) above, the Company may incur such Indebtedness the terms and conditions of which are, taken as a whole, more favorable to the lenders or holders providing such Indebtedness than the terms and conditions applicable to the Notes to the extent that (x) this Agreement and any other applicable Note Document are amended to reflect such more favorable terms and conditions and (y) such Indebtedness otherwise satisfies the other requirements of this Section 10.3; and (B) the Company or any of its Restricted Subsidiaries shall not be prohibited from incurring any Permitted Refinancing Indebtedness, provided such Permitted Refinancing Indebtedness (other than in respect of the Credit Agreement) shall be subject to clause (ii) above.

10.4    Subsidiary Indebtedness.

The Company will not at any time permit any Restricted Subsidiary, directly or indirectly, to create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable for, any Indebtedness other than:
(a)Indebtedness outstanding on the Effective Date that is described on Schedule 10.4 and any extension, renewal, refunding or refinancing thereof, provided that the principal amount outstanding at the time of such extension, renewal, refunding or refinancing is not increased;

(b)Indebtedness owed to the Company or a Wholly Owned Restricted Subsidiary;

(c)Indebtedness of a Subsidiary Guarantor; and

(d)Indebtedness not otherwise permitted by the preceding clauses (a) through (c), provided that immediately before and after giving effect thereto and to the application of the proceeds thereof,

(i)no Default or Event of Default exists, and

(ii)Priority Debt does not exceed 25% of Consolidated Net Worth.

10.5    Liens.

The Company will not, and will not permit any Restricted Subsidiary to, permit to exist, create, assume or incur, directly or indirectly (which shall include, without limitation, any Lien on the Equity Interests of an Unrestricted Subsidiary), any Lien on its properties or assets, whether now owned or hereafter acquired, except:
(a)Liens for taxes, assessments or governmental charges not then due and delinquent or the nonpayment of which is permitted by Section 9.4;

(b)Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations incurred in the ordinary course of business and not in connection with the borrowing of money and that are not more than 30 days’ overdue or are being contested in good faith by appropriate proceedings;

(c)Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;

(d)any attachment or judgment Lien, unless the judgment it secures has not, within 60 days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay;

(e)Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory or regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money;

(f)Liens incidental to the conduct of business or the ownership of properties and assets (whether arising by contract or by operation of law) incurred in the ordinary course of business and not in connection with the borrowing of money and that do not, in the aggregate, materially impair the use of such property in the operation of the business of the Company and its Restricted Subsidiaries taken as a whole or the value of such property for the purposes of such business;

(g)encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights of way, minor survey exceptions and other rights and restrictions of record on the use of real property and defects in title arising or incurred in the ordinary course of business, which, individually and in the aggregate, do not materially impair the use of such property or assets subject thereto in the business of the Company and its Restricted Subsidiaries taken as a whole;

(h)Liens securing Indebtedness existing on property or assets of the Company or any Subsidiary as of the Effective Date that are described in Schedule 10.5 (excluding any Liens relating to the Wells Fargo 2015 Notes);

(i)Liens resulting from extensions, renewals or replacements of Liens permitted by paragraph (h), provided that (i) there is no increase in the principal amount or decrease in maturity of the Indebtedness secured thereby at the time of such extension, renewal or replacement and (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien;

(j)Liens (i) existing on property at the time of its acquisition by the Company or a Restricted Subsidiary and not created in contemplation thereof, whether or not the Indebtedness secured by such Lien is assumed by the Company or a Subsidiary; or (ii) on property (including Capital Leases) created contemporaneously with its acquisition or within 180 days of the acquisition or completion of construction or improvements thereof to secure or provide for all or a portion of the acquisition price or cost of construction or improvements of such property after the Closing Date; or (iii) existing on property of a Person at the time such Person is merged or consolidated with, or becomes a Restricted Subsidiary of, or substantially all of its assets are acquired by, the Company or a Restricted Subsidiary and not created in contemplation thereof; provided that, in the case of each of clauses (i), (ii) and (iii), such Liens do not extend to additional property of the Company or any Restricted Subsidiary and that the aggregate principal amount of Indebtedness secured by each such Lien does not exceed the fair market value of the property subject thereto;

(k)Liens securing Indebtedness of a Restricted Subsidiary owed to the Company or to a Wholly Owned Restricted Subsidiary; and

(l)Liens securing Indebtedness not otherwise permitted by paragraphs (a) through (k) above, provided that Priority Debt (including, without limitation, the Wells Fargo 2015 Notes) does not exceed 25% of Consolidated Net Worth at the time of creation thereof.

10.6    Mergers, Consolidations, etc.

The Company will not, and will not permit any Restricted Subsidiary to, consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except that:
(a)the Company may consolidate or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, provided that:

(i)the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease all or substantially all of the assets of the Company as an entirety, as the case may be, is a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, such entity (y) shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (z) shall have caused to be delivered to each holder of any Notes an opinion of independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof (provided that if the Company effects a reorganization pursuant to Section 251(g) of the Delaware General Corporation Law, whereby, among other things, the Equity Interests issued by it become owned by a holding company, no such opinion shall be required); and

(ii)immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(b)Any Restricted Subsidiary may (x) merge into the Company (provided that the Company is the surviving entity) or sell, transfer or lease all or any part of its assets to the Company or a Restricted Subsidiary or (y) merge into or sell, transfer or lease all or any part of its assets to a Restricted Subsidiary, or (z) merge or consolidate with, or sell, transfer or lease all or substantially all of its assets to, any Person in a transaction that is permitted by Section 10.7 or, as a result of which, such Person becomes a Restricted Subsidiary; provided in each instance set forth in clauses (x) through (z) that, immediately before and after giving effect thereto, there shall exist no Default or Event of Default and further provided that a Subsidiary Guarantor may not merge into, or sell all or substantially all of its assets to, (A) a Restricted Subsidiary that is not a Subsidiary Guarantor or (B) to a Person that becomes a Restricted Subsidiary, unless, concurrently therewith such Restricted Subsidiary becomes a party to the Subsidiary Guaranty and the Company delivers to each holder of Notes the documents required by Sections 9.6(a) and (b) in respect of such Restricted Subsidiary.

No such conveyance, transfer, sale or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.6 from its liability under this Agreement or the Notes.
10.7    Sale of Assets.

Except as permitted by Section 10.6, the Company will not, and will not permit any Restricted Subsidiary to, consummate any Disposition, in one or a series of transactions, to any Person, other than:
(a)Dispositions (other than Material Dispositions) in the ordinary course of business;

(b)Dispositions by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or a Restricted Subsidiary; or

(c)Dispositions (other than Material Dispositions) not otherwise permitted by Section 10.7(a) or Section 10.7(b); provided that:

(i)the aggregate net book value of all assets disposed of in any fiscal year pursuant to this Section 10.7(c) does not exceed the greater of (A) 15% of Consolidated Total Assets as of the end of the immediately preceding fiscal year or (B) $50,000,000;

(ii)the Net Available Cash received by the Company with respect to the Disposition of a single asset or a group of related assets or any other related sales in any fiscal year pursuant to this Section 10.7(c) does not exceed $25,000,000 in the aggregate; and

(iii)at the time of such Disposition and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing provisions of this Section 10.7, the Company may, or may permit any Restricted Subsidiary to, make a Disposition (other than a Material Disposition) and the assets subject to such Disposition shall not be subject to or included in any of the foregoing limitations or the computation contained in Section 10.7(c) of the preceding sentence if the net proceeds from such Disposition are within 365 days of such Disposition:
(d)reinvested in productive assets used in carrying on the business of the Company and its Restricted Subsidiaries; or

(e)applied to the payment or prepayment of the Notes or of any other Senior Indebtedness.
Any prepayment of Notes pursuant to the foregoing provisions of this Section 10.7 shall be in accordance with Sections 8.2 or 8.5, as applicable, without regard to the minimum prepayment requirements of Section 8.2 or 8.5, as applicable, if such proceeds are less than such minimum.
Notwithstanding the foregoing provisions of this Section 10.7, and in addition to the other provisions applicable to Dispositions, the Company shall not nor shall it permit any Subsidiary to consummate any Disposition, if the assets that are the subject of such Disposition include Compressco Units or of a Material portion of the Fluids Divisions (any such Disposition, a “Material Disposition”), unless: (i) not less than five Business Days prior to consummating such Material Disposition, the Company gives notice of such Material Disposition to each holder of Notes; (ii) in the case of a Disposition of a Material portion of the Fluids Division only, the consideration for such Disposition is at least 75% cash; (iii) such Material Disposition is for a price not less than the Fair Market Value of the assets that are the subject of such Material Disposition, as certified in a resolution of the Board of Directors of the Company; and (iv) the Company makes an offer to prepay the Notes in accordance with Section 8.4 with the Net Available Cash, if any, from such Material Disposition. If any Indebtedness other than the Notes (such other Indebtedness being referred to herein as “Subject Indebtedness”) requires cash proceeds received from a Material Disposition to be applied to the payment, prepayment, redemption, purchase or other retirement (collectively, the “retirement”) of such Subject Indebtedness on a pro rata basis with any other Indebtedness (including without limitation the Notes), the Company shall apply the portion of cash payments constituting Net Available Cash from such Material Disposition to offer to prepay the Notes in accordance with Section 8.4 concurrently with application of any such cash proceeds to the retirement of such Subject Indebtedness. If any Subject Indebtedness permits the Company to apply cash proceeds from a Material Disposition to the retirement of other Indebtedness rather than to the retirement of such Subject Indebtedness, the Company shall apply the portion of such cash proceeds constituting Net Available Cash from such Material Disposition to offer to prepay the Notes in accordance with Section 8.4 prior to application of any such cash proceeds to the retirement of such Subject Indebtedness.
10.8    Designation of Restricted and Unrestricted Subsidiaries.

The Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary by notice in writing given to the holders of the Notes; provided that,
(a)the Company may not designate a Restricted Subsidiary as an Unrestricted Subsidiary unless: (i) such Restricted Subsidiary does not own, directly or indirectly, any Indebtedness or Capital Stock of the Company or any other Restricted Subsidiary and (ii) immediately before and after such designation there exists no Default or Event of Default;

(b)the Company may not designate a Subsidiary Guarantor as an Unrestricted Subsidiary;

(c)notwithstanding Section 10.4(a) and Section 10.5(h), if an Unrestricted Subsidiary is designated as a Restricted Subsidiary, all outstanding Indebtedness and Liens of such Subsidiary shall be deemed to have been incurred as of the date of such designation; and

(d)if a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 10.11 or under one or more clauses of the definition of Permitted Investments, as determined by the Company, provided that designation will only be permitted if the Investment would be permitted at the time pursuant to Section 10.11 and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

10.9    Nature of Business.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the Effective Date as described in the Disclosure Documents.
10.10    Transactions with Affiliates.

(a)The Company will not and will not permit any Restricted Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or a Restricted Subsidiary) (an “Affiliate Transaction”), unless:

(i)the Affiliate Transaction is entered into in the ordinary course of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate;

(ii)with respect to any Affiliate Transaction involving aggregate consideration in excess of $25,000,000, the Company delivers to each holder of Notes a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) of this Section 10.10(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company;

(iii)with respect to any Affiliate Transaction involving aggregate consideration in excess of $50,000,000, the Company delivers to each holder of Notes an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

(iv)no Default or Event of Default has occurred and is continuing.

(b)The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 10.10(a) hereof:

(i)any transaction or series of related transactions involving aggregate consideration of less than $1,000,000;

(ii)any employment, consulting or similar agreement or arrangement, stock option or stock ownership plan, employee benefit plan, equity award, equity option, equity appreciation agreement or plan, officer or director indemnification agreement, restricted stock agreement, severance agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto;

(iii)transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or indirectly through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of, and compensation paid to, and indemnity, insurance or other benefits provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries, including, but not limited to, advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(v)payment of loans or advances to employees not to exceed $2,500,000 in the aggregate at any one time outstanding;

(vi)any issuance of Equity Interests (other than Disqualified Stock) to, or receipt of a capital contribution from, Affiliates of the Company;

(vii)pledges by the Company or any of its Restricted Subsidiaries of Equity Interests in Unrestricted Subsidiaries securing Non- Recourse Debt for the benefit of lenders or other creditors of Unrestricted Subsidiaries;

(viii)payments to an Affiliate in respect of the Notes or the Subsidiary Guaranty or any other Indebtedness of the Company or any Restricted Subsidiary on the same basis as concurrent payments made or offered to be made in respect thereof to non-Affiliates;

(ix)transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiary; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent company of the Company, as the case may be, on any matter involving such other Person;

(x)transactions with Unrestricted Subsidiaries, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Company and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the good faith determination of the Board of Directors of the Company or any officer of the Company involved in or otherwise familiar with such transaction, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi)the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any written agreement to which the Company or any of its Restricted Subsidiaries was a party on the Closing Date, as such agreements may be amended, modified or supplemented from time to time as long as such amendment, modification or supplement is not materially less advantageous to the Company or its Restricted Subsidiaries, taken as a whole, than the agreement so amended, modified or supplemented; and

(xii)Restricted Payments that do not violate Section 10.11 hereof or any Permitted Investments.

10.11    Restricted Payments.

(a)The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or any Restricted Subsidiary);

(ii)purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii)make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt (other than any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries and the purchase, repurchase or other acquisition of Subordinated Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition), except a payment of interest or principal at the stated maturity thereof; or

(iv)make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment,

(1)    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(2)    at the time of such Restricted Payment and immediately thereafter, the Company would be in compliance with the ratio test set forth in Section 10.1 and the ratio of Consolidated Funded Indebtedness as of the end of the fiscal quarter immediately preceding such Restricted Payment to EBITDA (for the most recently completed four fiscal quarters preceding such Restricted Payment) will not be greater than 3.00 to 1.00 (with such ratios calculated giving pro forma effect to the consummation of such Restricted Payment as if it had occurred at the beginning of the applicable four-quarter period used for calculation of such ratios); and
(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Effective Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) (to the extent of Restricted Payments made pursuant to such clause (xii) in an aggregate amount up to $50,000,000) of Section 10.11(b)), is equal to or less than the sum, without duplication, of:
(A)    50% of the Consolidated Net Earnings of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the Effective Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Earnings for such period is a deficit, less 100% of such deficit); plus
(B)    100% of (i) the aggregate net cash proceeds received by the Company since the Effective Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into or exchanged for such Equity Interests of the Company (other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company), (ii) with respect to Indebtedness that is incurred on or after the Effective Date, the amount by which such Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange after the Effective Date of any such Indebtedness into or for Equity Interests of the Company (other than Disqualified Stock), and (iii) the aggregate net cash proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon any conversion or exchange described in clauses (i) or (ii) above; plus
(C)    to the extent that any Restricted Investment that was made after the Effective Date is (x) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (y) made in an entity that subsequently becomes a Restricted Subsidiary of the Company, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus
(D)    100% of any dividends received by the Company or a Restricted Subsidiary after the Effective Date from an Unrestricted Subsidiary, to the extent such dividends were not otherwise included in Consolidated Net Earnings of the Company for such period.
(b)The provisions of Section 10.11(a) will not prohibit:

(i)the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(ii)so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the substantially concurrent (A) contribution (other than from a Subsidiary of the Company) to the equity capital of the Company or (B) sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded (or deducted, if included) from clause (3)(b) of Section 10.11(a) and will not be considered to be net proceeds from a sale of common stock for the purposes of Section 8.2(a);

(iii)the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (including the payment of any required premium and any fees and expenses incurred in connection with such repurchase, redemption, defeasance or other acquisition or retirement) with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(iv)the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests on a pro rata basis based on their respective holdings of such Equity Interests;

(v)so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any of the current or former directors or employees of the Company or of any Restricted Subsidiary; provided, however, that the aggregate price paid for all such defeased, repurchased, redeemed, acquired or retired Equity Interests may not exceed $2,500,000 in any fiscal year, with any portion of such $2,500,000 amount that is unused in any fiscal year to be carried forward to the immediately succeeding twelve month period (but not to any twelve month period thereafter) and added to such amount, plus, to the extent not previously applied or included (A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from sales of Equity Interests of the Company to employees or directors of the Company or its Affiliates that occur after the Closing Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 10.11(a)(3)(B)) and (B) the cash proceeds of key man life insurance policies received by the Company or any of its Restricted Subsidiaries after the Closing Date;

(vi)the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of options, warrants, incentives or rights to acquire Equity Interests;

(vii)payments of cash, dividends, distributions, advances or other Restricted Payments, in each case, made in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable for Equity Interests or in connection with the payment of a dividend or distribution to the holders of Equity Interests of the Company in the form of Equity Interests (other than Disqualified Stock) of the Company;

(viii)so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary representing fractional units of such Equity Interests in connection with a merger or consolidation involving the Company or such Restricted Subsidiary or any other transaction permitted by this Agreement;

(ix)in connection with an acquisition by the Company or any of its Restricted Subsidiaries, the return to the Company or any of its Restricted Subsidiaries of Equity Interests of the Company or its Restricted Subsidiaries constituting a portion of the purchase consideration in settlement of indemnification claims or purchase price adjustments;

(x)the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Debt plus accrued and unpaid interest thereon in accordance with provisions similar to Section 8.3 or (B) at a purchase price not greater than 100% of the principal amount of such Subordinated Debt plus accrued and unpaid interest thereon in accordance with provisions similar to Section 10.7; provided that, (i) simultaneously with such purchase, redemption, defeasance or other acquisition or retirement for value, the Company shall have complied with the provisions of Section 8.3 or Section 10.7, as the case may be, and repurchased all Notes validly tendered for payment in connection with the payment or prepayment, as the case may be, and (ii) in the case of Section 10.7, the Company shall not purchase, redeem, defease or otherwise acquire or retire for value such Subordinated Debt prior to 360 days following any such Disposition;

(xi)payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of the assets of the Company that complies with Section 10.6;

(xii)so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments since the Effective Date, in the following amounts (reduced by any Permitted Investments made pursuant to clause (s) of the definition of Permitted Investments): (A) an aggregate amount not to exceed $25,000,000 (reduced by any Restricted Payments made pursuant to clauses (xii)(B) and (xii)(C)) if at the time of such Restricted Payment and immediately thereafter, the ratio of Consolidated Funded Indebtedness as of the end of the fiscal quarter immediately preceding such Restricted Payment to EBITDA (for the most recently completed four fiscal quarters preceding such Restricted Payment) is equal to or exceeds 2.50 to 1.00, (B) an aggregate amount not to exceed $50,000,000 (reduced by any Restricted Payments made pursuant to clauses (xii)(A) and (xii)(C)) if at the time of such Restricted Payment and immediately thereafter, the ratio of Consolidated Funded Indebtedness as of the end of the fiscal quarter immediately preceding such Restricted Payment to EBITDA (for the most recently completed four fiscal quarters preceding such Restricted Payment) is equal to or exceeds 2.00 to 1.00 and is less than 2.50 to 1.00 and (C) an aggregate amount not to exceed $100,000,000 (reduced by any Restricted Payments made pursuant to clauses (xii)(A) and (xii)(B)) if at the time of such Restricted Payment and immediately thereafter, the ratio of Consolidated Funded Indebtedness as of the end of the fiscal quarter immediately preceding such Restricted Payment to EBITDA (for the most recently completed four fiscal quarters preceding such Restricted Payment) is less than 2.00 to 1.00, in the case of each of clauses (A), (B) and (C) above, with such ratios calculated giving pro forma effect to the consummation of such Restricted Payment as if it had occurred at the beginning of the applicable four-quarter period used for calculation of such ratios; provided that, for the avoidance of doubt, the aggregate amount of all Restricted Payments made pursuant to this clause (xii) shall not exceed $100,000,000; and

(xiii)so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Restricted Investments by the Company or any Restricted Subsidiary in Compressco or Dispositions by the Company or any Restricted Subsidiary of a portion of the Fluids Division to an Unrestricted Subsidiary or joint venture, in an aggregate amount not to exceed $100,000,000.

(c)The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary of the Company, as the case may be, pursuant to such Restricted Payment, except that the Fair Market Value of any non-cash dividend or distribution paid within 60 days after the date of its declaration shall be determined as of such date of declaration. The Fair Market Value of any Restricted Investment, assets or securities that are required to be valued by this Section 10.11 will be determined in accordance with the definition of that term. For purposes of determining compliance with this Section 10.11, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (i) through (xiii) of Section 10.11(b), or is permitted pursuant to Section 10.11(a), the Company will be permitted to classify such Restricted Payment (or portion thereof) on the date made in any manner that complies with this Section 10.11.

10.12    Terrorism Sanctions Regulations.

(a)The Company will not, and will not permit any Controlled Entity to, (i) become (including by virtue of being owned or controlled by a Sanctioned Person), own or control a Sanctioned Person or any Person that is the target of Sanctions (ii) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (A) would cause any holder to be in violation of any law or regulation applicable to such holder, or (B) is prohibited by or subject to any Anti-Corruption Laws or Sanctions or (iii) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to Sanctions.

(b)The Company will not issue any Notes hereunder, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Notes issued hereunder (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in any material respect, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

10.13    No Layering of Debt.

The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is junior in right of security or payment to the Wells Fargo 2015 Notes and senior in right of security or payment to the Notes, including by way of a “second out” or similar payment priority in connection with the Wells Fargo 2015 Notes or any Indebtedness that is pari passu with the Wells Fargo 2015 Notes.
10.14    Exclusivity.

The parties hereto acknowledge that the Exclusivity and Expense Reimbursement Letter, dated as of October 2, 2015, between the Company and GSO Capital Partners, LP shall remain in full force and effect in accordance with its terms after the Effective Date, provided that the reference to “a period of 45 days from the date of this letter agreement” in the third paragraph of such letter shall instead be deemed to be to “a period ending on November 30, 2015”.
10.15    Series 2010 Notes Offer to Purchase.

If the Closing occurs, the Company shall not withdraw or terminate the Series 2010 Notes Offer to Purchase.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)the Company defaults in the payment of any principal, Make-Whole Amount, if any, other premium, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)the Company defaults in the payment of any interest or breakage amount, if any, on any Note for more than five Business Days after the same becomes due and payable; or

(c)the Company defaults in the performance of or compliance with clause (ii) of Section 9.9(b) or any term contained in Section 10; or

(d)the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or (ii) the Company receiving written notice of such default from any holder of a Note; or

(e)any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement or the Subsidiary Guaranty or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)(i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or breakage amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $20,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into Equity Interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $20,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(g)the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Restricted Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Restricted Subsidiary, or any such petition shall be filed against the Company or any Restricted Subsidiary and such petition shall not be dismissed within 60 days; or

(i)a final judgment or judgments for the payment of money aggregating more than $20,000,000 (net of insurance coverage, provided that the insurance carriers are solvent, rated investment grade and have acknowledged in writing their obligation so satisfy such judgments) are rendered against one or more of the Company and any Restricted Subsidiaries, which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA, shall be greater than $20,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)any of the Note Documents ceases to be in full force and effect (except, as to the Subsidiary Guaranty, as provided in Section 1.2(b)) for any reason, including by reason of (A) its being declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or (B) the validity or enforceability thereof being contested by any of the Company or any Subsidiary Guarantor or any of them renouncing any of the same or denying that it has any or further liability under any Note Document to which it is a party.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1    Acceleration.

(a)If an Event of Default with respect to the Company or any Subsidiary Guarantor that is a “Significant Subsidiary” as defined in Regulation S-X (17 CFR part 210) described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)If any other Event of Default has occurred and is continuing, holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (w) all accrued and unpaid interest thereon, and (x) any applicable Make-Whole Amount or other premium determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein or in any Supplement specifically provided for) and that the provision for payment of a Make-Whole Amount or other premium by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
12.2    Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
12.3    Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and any Make-Whole Amount or other premium on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and any Make-Whole Amount or other premium and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto, to any Supplement or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
12.4    No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Supplement or by any Note or the Subsidiary Guaranty upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1    Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Accredited Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
13.2    Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver within ten days, at the Company’ expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Note specified for the Notes of such series and tranche, if any. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.
13.3    Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Accredited Investor, notice from such Institutional Accredited Investor, as applicable, of such ownership and such loss, theft, destruction or mutilation), and
(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser, an original Additional Purchaser or another Institutional Accredited Investor holder of a Note with a minimum net worth of at least $50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver within ten days, in lieu thereof, a new Note of the same series and tranche, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1    Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, any premium, if any, and interest becoming due and payable on the Notes shall be made at the principal office of the Company in The Woodlands, Texas. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company or of its duly appointed paying agent in the United States of America.
14.2    Home Office Payment.

So long as you or your nominee or any Additional Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, any premium, if any, breakage amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A or, in the case of any Additional Purchaser, Schedule A attached to the applicable Supplement, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you or any Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee or any Additional Purchaser or its nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Accredited Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement or any Additional Purchaser under a Supplement and that has made the same agreement relating to such Note as you or such Additional Purchaser have made in this Section 14.2.

15.	EXPENSES, ETC.

15.1    Transaction Expenses.

Subject to the Exclusivity and Expense Reimbursement Letter, dated as of October 2, 2015, between the Company and GSO Capital Partners, LP, in the case of your and each Other Purchaser’s initial costs and expenses in connection with the preparation of this Agreement and the other Note Documents, whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions, with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective) and with any subsequent registration of the Notes as contemplated under Section 9.11, including: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note and (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).
15.2    Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein or in any Supplement shall survive the execution and delivery of this Agreement, such Supplement and the Notes, the purchase or transfer by you or any Additional Purchaser of any Note or portion thereof or interest therein and the payment of any Note through the payment or prepayment in full thereof, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you, any Additional Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any Supplement shall be deemed representations and warranties of the Company under this Agreement; provided, that the representations and warranties contained in any Supplement shall be made for the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding. Subject to the preceding sentence, this Agreement (including every Supplement), the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between you, each Additional Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1    Requirements.

This Agreement, any Supplement the Notes and the Subsidiary Guaranty may be amended, and the observance of any term hereof, of any Supplement or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company (and the Subsidiary Guarantors, in the case of the Subsidiary Guaranty) and the Required Holders, except that no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount or other premium on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend this Section 17.1.
17.2    Solicitation of Holders of Notes.

(a)Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, of any Supplement or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of any Supplement unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c)Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17.2 by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

17.3    Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder, under any Supplement or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” or “the Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
17.4    Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii)if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii)if to any Additional Purchaser or its nominee, to such Additional Purchaser or its nominee at the address specified for such communications in Schedule A to the applicable Supplement, or at such other address or e-mail address as such Additional Purchaser or its nominee shall have specified to the Company in writing, or

(iv)if to the Company, at its address set forth at the beginning hereof to the attention of the Chief Financial Officer and the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to you or any Additional Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any Supplement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you or any Additional Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you or any Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Additional Purchaser or any Person acting on your or such Additional Purchaser’s behalf, (c) otherwise becomes known to you or any Additional Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you or any Additional Purchaser under Section 7.1 that are otherwise publicly available. You or any Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you or any Additional Purchaser in good faith to protect confidential information of third parties delivered to you or such Additional Purchaser, provided that you or such Additional Purchaser may deliver or disclose Confidential Information to (i) your Affiliates and your and their directors, trustees, officers, employees, agents, attorneys, advisors, sub-advisors, funding sources, investors, potential investors and other representatives and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes or, in the case of such advisors, sub-advisors, funding sources, investors, potential investors or other representatives, to the extent they are informed of the confidential nature of such Confidential Information and they agree to keep such Confidential Information confidential), (ii) your auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Accredited Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you or any Additional Purchaser offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you or such Additional Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your or any Additional Purchaser’s investment portfolio, (viii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or a Subsidiary Guarantor, (ix) any other Person with the prior written consent of the Company, or (x) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you or any Additional Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your or any Additional Purchaser’s Notes, this Agreement (including any Supplement) or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or under any Supplement or requested by such holder (other than a holder that is a party to this Agreement or any Supplement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PURCHASER.

You and each Additional Purchaser shall have the right to substitute any one of your Affiliates or such funds, entities and accounts that are managed or advised by you or your Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that you have agreed to purchase hereunder or under a Supplement, by written notice to the Company, which notice shall be signed by both you or such Additional Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement or such Supplement, as the case may be, and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to you or such Additional Purchaser in this Agreement (other than in this Section 21) or such Supplement shall be deemed to refer to such Substitute Purchaser in lieu of you or such original Additional Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser or Additional Purchaser hereunder and such Substitute Purchaser thereafter transfers to you or such original Additional Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, wherever the word “you” is used and any reference to such Substitute Purchaser as a “Purchaser” or an

“Additional Purchaser” in this Agreement (other than in this Section 21) or such Supplement, shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to you or such original Additional Purchaser, and you or such original Additional Purchaser shall again have all the rights of an original holder of the Notes under this Agreement or such Supplement, as the case may be.

22.	MISCELLANEOUS.

22.1    Successors and Assigns.

All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
22.2    Jurisdiction and Process; Waiver of Jury Trial.

(a)The Company irrevocably submits to the exclusive jurisdiction of any New York or federal court sitting in New York City, over any suit, action or proceeding arising out of or relating solely to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.2(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)The Company consents to process being served in any suit, action or proceeding solely of the nature referred to in Section 22.2(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19, to it. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)Nothing in this Section 22.2 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

22.3    Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount, other premium or breakage amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.4    Severability.

Any provision of this Agreement or any Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or of such Supplement, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
22.5    Construction.

Each covenant contained herein or in any Supplement shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein or in any Supplement, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein or in any Supplement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
22.6    Effectiveness; Counterparts.

This Agreement shall become effective on the Effective Date. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
22.7    Governing Law; Submission to Jurisdiction.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
22.8    GAAP.

All financial amounts shall be computed without duplication. Except as otherwise expressly provided herein or in any Supplement, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Company notifies the holders that the Company requests an amendment to any provision hereof or of a Supplement to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Required Holders notify the Company that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice requesting an amendment is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.
Very truly yours,

TETRA TECHNOLOGIES, INC.

By: /s/Joseph J. Meyer
Name:     Joseph J. Meyer
Title: Vice President - Finance, Treasurer & Asst. Secretary

[Signature Page to Note Purchase Agreement]

The foregoing is agreed
to as of the date thereof.

GSO Tetra Holdings LP

By: GSO Tetra Holdings GP LLC

By: /s/Marisa Beeney
Name: Marisa Beeney
Title: Authorized Person

[Signature Page to Note Purchase Agreement]

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Name of Purchaser	Principal Amount of Notes to be Purchased
GSO Tetra Holdings LP	$125,000,000

(1)    All scheduled payments of principal and interest by wire transfer of immediately available funds to such bank account as may be designated and notified by the Purchaser to the Company in writing.

(2)	Address for all notices and communications and for delivery of the Notes:

GSO Tetra Holdings LP
c/o GSO Capital Partners LP
Attn: General Counsel
345 Park Avenue, 31st Floor
New York, NY 10154
gsolegal@gsocap.com

With a copy to:

GSO Capital Partners LP
Attn: Alice Taormina
345 Park Avenue, 31st Floor
New York, NY 10154
Alice.taormina@gsocap.com

(3)    Taxpayer I.D. Number: 47-5502328

SCHEDULE B

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acquired Debt” means, with respect to any specified Person:
(a)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
(b)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquired Subordinated Indebtedness” means Subordinated Debt of the Company or any Restricted Subsidiary that is Acquired Debt and was not incurred in connection with, or in contemplation of, another Person merging with or into, or becoming a Restricted Subsidiary of, the Company or any of its Subsidiaries.
“Acquisition” means the acquisition by the Company or any Restricted Subsidiary of (a) sufficient equity or voting interests of a Person to cause such Person to become a Subsidiary or (b) all or substantially all of the assets or operations, division or line of business of a Person.
“Additional Notes” is defined in Section 2.2(b).
“Additional Purchasers” means purchasers of Additional Notes.
“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or Equity Interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or Equity Interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company. Notwithstanding anything in the foregoing to the contrary, a Person that (i) would be an Affiliate of the Company solely by virtue of its ownership of voting or Equity Interests of the Company and (ii) is eligible pursuant to Rule 13d-1(b) under the Exchange Act to file a statement with the Securities and Exchange Commission on Schedule 13G, shall not be deemed to be an Affiliate.
“Affiliate Transaction” is defined in Section 10.10(a).
“Anti-Corruption Laws” is defined in Section 5.16(d)(1).
“Anti-Money Laundering Laws” is defined in Section 5.16(c).
“Board of Directors” means: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Expenditure” means, for any period, all expenditures and costs of the Company and its Restricted Subsidiaries that are (or should be) capitalized on the consolidated balance sheet of the Company in accordance with GAAP as of the end of such period, but in any event excluding (a) any transaction constituting an Acquisition and (b) capital expenditures for the restoration, repair or replacement of any fixed or capital asset that was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of insurance on such property.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Stock” means: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means: (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.
“Change of Control” means an event or series of events by which any person or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (such person or persons hereinafter referred to as an “Acquiring Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the then outstanding Voting Stock of the Company; provided that, notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred if the Company (or the Acquiring Person if either (x) the Company is no longer in existence or (y) the Acquiring Person has acquired all or substantially all of the assets thereof) shall have an Investment Grade Rating immediately following such Acquiring Person becoming the “beneficial owner” or consummating such acquisition.
“CISADA” is defined in Section 5.16(a).
“Closing” is defined in Section 3(a).
“Closing Date” is defined in Section 4.2.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Common Stock Offering” is defined in Section 8.2(a)(i).
“Company” means TETRA Technologies, Inc., a Delaware corporation.
“Compressco” means CSI Compressco LP, a Delaware limited partnership.

“Compressco Unit Holding Subsidiary” means any Subsidiary of the Company that owns Compressco Units from time to time.
“Compressco Units” means any general or limited partnership interests in, or any incentive distribution rights or other Equity Interest in, Compressco and any of its Subsidiaries.
“Confidential Information” is defined in Section 20.
“Consolidated Funded Indebtedness” means, as of any date, the outstanding Indebtedness of the Company and its Subsidiaries on such date of the kinds referred to in clauses (a), (b), (d), (f), (g) and (h) of the definition of Indebtedness, determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Earnings” means, for any period, the net income or loss of the Company and its Restricted Subsidiaries for such period, including cash dividends and distributions (not return of capital) received from Persons other than Restricted Subsidiaries and after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded therefrom (to the extent otherwise included therein): (i) extraordinary or nonrecurring gains, losses or expenses (including, whether or not otherwise includable as a separate item in the earnings statement for such period, non-cash losses on sales of assets outside of the ordinary course of business); (ii) non-cash gains, losses, expenses or adjustments under FASB Statement No. 133 as a result of changes in the fair market value of derivatives; (iii) any gains or losses attributable to write-ups or write-downs of assets, including ceiling test write-downs; (iv) adjustments due to changes in accounting principles and the effect of discontinued operations; and (v) any Equity Interest of the Company or any Restricted Subsidiary in the undistributed earnings of a Person that is not a Restricted Subsidiary.
“Consolidated Net Worth” means, as of any date, consolidated stockholders’ equity of the Company and its Restricted Subsidiaries on such date, determined in accordance with GAAP.
“Consolidated Total Assets” means, as of any date, the total assets of the Company and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.
“Control Event” means the execution by the Company of a definitive written agreement (excluding, for the avoidance of doubt, any letter of intent) that, when fully performed by the parties thereto, would result in a Change of Control.
“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Affiliates and (b) any parent company of the Company and such parent company’s Affiliates.
“Credit Agreement” means the Credit Agreement dated as of June 27, 2006 among the Company, the foreign subsidiaries of the Company from time to time party thereto as borrowers, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, National Association and Wells Fargo Bank, N.A., as syndication agents, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as co-lead arrangers and co-bookrunners, as such agreement was amended on December 15, 2006, October 29, 2010 and September 30, 2014, and may be further amended, restated, supplemented, refinanced, increased or reduced from time to time, and any successor credit agreement or similar facility.
“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.
“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary or Joint Venture, (i) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary to the extent securing otherwise Non-Recourse Debt of such Unrestricted Subsidiary or Joint Venture and (ii) exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary or Joint Venture, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes.
“Disclosure Documents” is defined in Section 5.3.
“Disposition” means the sale, lease, transfer or other disposition, including by way of merger, of any assets, including Capital Stock of Restricted Subsidiaries; provided, however, that the following shall not constitute Dispositions:
(a)a Restricted Payment that does not violate Section 10.11 of this Agreement, including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Restricted Payment; and

(b)the consummation of a Permitted Investment, including, without limitation, unwinding any obligations under Hedging Contracts, and including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Permitted Investment.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the latest maturing Series of Notes mature.
“Divestiture” means the divesture by the Company or any Restricted Subsidiary of either (a) sufficient Equity Interests of a Restricted Subsidiary to cause it no longer to be a Subsidiary or (b) substantially all of the assets or operations of a Restricted Subsidiary or a division or line of business of the Company or a Restricted Subsidiary.
“EBITDA” means, for any period, without duplication, Consolidated Net Earnings for such period plus, to the extent deducted in calculating Consolidated Net Earnings: (i) Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Notes); (ii) federal, state and foreign income tax expense; (iii) depreciation, depletion and amortization expense; and (iv) any other noncash charges and minus, to the extent included in determining Consolidated Net Earnings, any non-cash income. If, during the period for which EBITDA is being calculated: (x) the Company or any Restricted Subsidiary has made any Divestiture, EBITDA shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property subject to such Divestiture or increased by an amount equal to the EBITDA (if negative) attributable thereto; (y) the Company or any Restricted Subsidiary has made an Acquisition or a Capital Expenditure, EBITDA shall be calculated after giving pro forma effect thereto as if such Acquisition or Capital Expenditure had occurred on the first day of such period, and after giving effect to any credit received for costs and savings associated with such Acquisition that are permitted by the Securities and Exchange Commission to be included in pro forma financial statements filed therewith; or (z) a Restricted Subsidiary is designated an Unrestricted Subsidiary or an Unrestricted Subsidiary is designated a Restricted Subsidiary, EBITDA shall be determined after giving pro forma effect to such designation as if it had occurred on the first day of such period.
“Effective Date” means the date on which all the conditions set forth in Section 4.1 have been satisfied or waived.
“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414(b), (c), (m) or (o) of the Code.
“Event of Default” is defined in Section 11.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $25,000,000 or more and otherwise by an officer of the Company (unless otherwise provided in this Agreement).
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Fluids Division” means the division of the Company and its subsidiaries that (a) manufactures and markets clear brine fluids, additives, and associated products and services to the oil and gas industry for use in well drilling, completion, and workover operations in the United States and in certain countries in Latin America, Europe, Asia, the Middle East, and Africa, (b) markets liquid and dry calcium chloride products to a variety of markets outside the energy industry and (c) provides North American onshore oil and gas operators with comprehensive water management services.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Governmental Authority” means:
(a)the government of the United States of America or any State or other political subdivision thereof, or

(b)the government of any jurisdiction in which the Company or any Restricted Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Restricted Subsidiary, or

(c)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)to purchase such indebtedness or obligation or any property constituting security therefor;

(b)to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).
“Hedging Contracts” means, with respect to any specified Person:
(a)interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(b)foreign exchange contracts and currency protection agreements;

(c)any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time;

(d)hedging agreements or arrangements relating to Equity Interests of the Company or any of its Restricted Subsidiaries entered into in connection with the issuance of convertible debt securities by the Company or any of its Restricted Subsidiaries; and

(e)other agreements or arrangements designed to manage interest rates or interest rate risk or protect such Person or any of its Restricted Subsidiaries against fluctuations in commodity prices or currency exchange rates.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
“incur” is defined in Section 10.3(b).
“Indebtedness” with respect to any Person means, at any time, without duplication,
(a)all obligations of such Person for borrowed money;

(b)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)all payment obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d)all payment obligations of such Person in respect of the deferred purchase price of property acquired by such Person (excluding current accounts payable);

(e)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f)all Guaranties of such Person of Indebtedness of others of the kinds referred to in clauses (a), (b), (d), (g) and (h) of this definition;

(g)all liabilities appearing on such Person’s balance sheet in accordance with GAAP in respect of Capital Leases;

(h)all liabilities of such Person as an account party in respect of letters of credit and letters of guaranty; and

(i)all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;
provided however, that Indebtedness shall not include normal operating liabilities accrued in the ordinary course of business. Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For all purposes of this Agreement, Indebtedness shall be calculated at its stated principal amount, without regard to the effect of utilizing FASB No. 159 (Fair Value Option for Financial Assets and Financial Liabilities).
“INHAM Exemption” is defined in Section 6.5(e).
“Institutional Accredited Investor” means an institution that is an “accredited investor” within the meaning of Rule 501(a)(1),(2),(3) or (7) under the Securities Act.
“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) EBITDA minus cash income tax expense minus Maintenance Capital Expenditures minus cash dividends and cash distributions by the Company and minus cash spent by the Company to acquire treasury stock to (b) Interest Expense, in each case for the 12 months then ending and determined on a consolidated basis for the Company and its Restricted Subsidiaries.
“Interest Expense” means, for any period, total cash interest expense (including imputed interest on Capital Leases and amounts, both positive and negative, attributable to interest expense incurred under Swaps) accruing on Indebtedness of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.
“Investment Grade Rating” in respect of any Person means, at the time of determination, at least a majority of the following ratings of its senior, unsecured long-term indebtedness for borrowed money pari passu with the Notes: (i) by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, or any successor thereof (“S&P”), “BBB-” or better, (ii) by Moody’s Investors Service, Inc., or any successor thereof (“Moody’s”), “Baa3” or better, or (iii) by another rating agency of recognized national standing, an equivalent or better rating. For the avoidance of doubt, a Person shall not be obligated to obtain more than one rating to obtain an Investment Grade Rating.
“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Make-Whole Amount” is defined in Section 8.8 with respect to the Notes (including any Additional Notes, unless otherwise specified in the applicable Supplement).
“Maintenance Capital Expenditures” means, for any date in any fiscal year of the Company, an amount equal to 8% of the property, plant and equipment (net of depreciation and amortization, and as established in accordance with GAAP) of the Company and its consolidated Subsidiaries as of the last day of the immediately preceding fiscal year.
“Mandatory Prepayment Amount” is defined in Section 8.4(a).
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole; provided that, with respect to any Disposition of assets included in the Fluids Division, Material means the Fair Market Value thereof exceeds $25,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the ability of any Subsidiary Guarantor to perform its obligation under the Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or the Subsidiary Guaranty.
“Material Disposition” is defined in Section 10.7.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC Annual Statement” is defined in Section 6.5(a).
“Net Available Cash” from a Disposition of assets means cash payments received as proceeds from such Disposition, net of:
(a)all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Disposition;

(b)in the case of a Disposition of Compressco Units, all payments (i) that are made in respect of any Indebtedness secured by any Compressco Units, in accordance with the terms of any Lien upon such Compressco Units, or (ii) that must, pursuant to the terms of any Indebtedness secured by any Compressco Units (regardless of whether the Compressco Units disposed are the collateral for such Indebtedness), or pursuant to applicable law, be made or offered to be made out of the proceeds from such Disposition of Compressco Units to pay, prepay, redeem, purchase or otherwise retire such Indebtedness;

(c)all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Disposition; and

(d)the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Disposition and retained by the Company or any Subsidiary after such Disposition;

provided, however that cash payments received as proceeds from such Disposition shall cease to constitute “Net Available Cash” to the extent not applied to the prepayment of Notes (as a result of the rejection or deemed rejection of an offer to prepay Notes made pursuant to Section 8.4).
“Non-Recourse Debt” means Indebtedness:
(a)as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, Subsidiary Guaranty, indemnity, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise, in each case of clauses (i) and (ii) above, except for Customary Recourse Exceptions;

(b)no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(c)as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary), except for Customary Recourse Exceptions.

“Note Documents” means the Note Purchase Agreement, the Subsidiary Guaranty, the Notes, any Supplement and any other documents evidencing the Additional Notes.
“Notes” is defined in Section 1.
“OFAC” is defined in Section 5.16(a).
“OFAC Listed Person” is defined in Section 5.16(a).
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“Other Purchasers” is defined in Section 2.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permitted Business” means any business conducted by the Company and its Restricted Subsidiaries on or prior to the Effective Date and other businesses reasonably related or ancillary thereto.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary or in any Joint Venture, provided that:
(a)at the time of such Investment and immediately thereafter, the Company would be in compliance with the ratio tests set forth in Sections 10.1 and 10.2 (with such ratios calculated giving pro forma effect to the consummation of such Investment as if it had occurred at the beginning of the applicable four-quarter period used for calculation of such ratios);

(b)if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (i) all such Indebtedness is Non-Recourse Debt or (ii) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) would, at the time such Investment is made and immediately thereafter, permit the Company to be in compliance with the ratio tests set forth in Sections 10.1 and 10.2 (with such ratios calculated giving pro forma effect to the consummation of such Investment as if it had occurred at the beginning of the applicable four-quarter period used for calculation of such ratios) and Section 10.4; and

(c)such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:
(a)any Investment in the Company (including, without limitation, through purchases of Notes) or in a Restricted Subsidiary;

(b)any Investment in Cash Equivalents;

(c)any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(i)such Person becomes a Restricted Subsidiary; or

(ii)such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(d)any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets that was made pursuant to and in compliance with Section 10.7;

(e)any Investment in any Person (except to the extent of cash payments in lieu of fractional shares) in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(f)any Investment received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by, or other transfer of title to, the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default, or (ii) litigation, arbitration or other disputes;

(g)Investments represented by obligations under Hedging Contracts;

(h)Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other deposits made in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(i)advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(j)loans or advances to officers, directors or employees made in the ordinary course of business or consistent with past practice of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding;

(k)repurchases of the Notes;

(l)receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(m)any Guaranty of Indebtedness that would not cause the Company to fall out of compliance with the ratio tests under Section 10.1, Section 10.2 or Section 10.3 other than a Guaranty of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary;

(n)any Investment existing on, or made pursuant to binding commitments existing on, the Effective Date and disclosed on Schedule 10.10 hereto; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the Effective Date;

(o)surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(p)Guaranties by the Company or any of its Restricted Subsidiaries of operating leases (other than obligations with respect to Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any such Restricted Subsidiary in the ordinary course of business;

(q)Permitted Business Investments in amounts not to exceed the Restricted Payments permitted pursuant to Section 10.11;

(r)Investments received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default; and

(s)other Investments in any Person (including Investments in any Joint Venture) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (s) that are at the time outstanding, that do not exceed $25,000,000; provided, however, that if any Investment pursuant to this clause (s) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (s) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, refund, discharge or otherwise retire for value, in whole or in part (collectively, a “Refinancing,” and the term “Refinanced” has a correlative meaning) any other Indebtedness of the Company or any of its Restricted

Subsidiaries (other than intercompany Indebtedness) in a principal amount not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:
(i) the principal amount of the Indebtedness so Refinanced (plus, in the case of Indebtedness, the amount of premium, if any paid in connection therewith); and
(ii) if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing.
Notwithstanding the preceding, no Indebtedness will be deemed to be Permitted Refinancing Indebtedness, unless:
(A) such Indebtedness, has a final maturity date no earlier than the final maturity date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;
(B) if the Indebtedness being Refinanced is contractually subordinated or otherwise junior in right of payment to the Notes or the Subsidiary Guaranty, such Indebtedness (and any related Guaranty) is contractually subordinated or otherwise junior in right of payment to the Notes or the Subsidiary Guaranty on terms at least as favorable to the holders of the Notes as those contained in the documentation governing such Indebtedness; and
(C) such Indebtedness is incurred or issued by the Company or such Indebtedness is incurred or issued by a Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced; provided that a Restricted Subsidiary that is also a Subsidiary Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, regardless of whether such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being Refinanced.
Notwithstanding the foregoing, any Indebtedness incurred under the Credit Agreement shall be subject to the refinancing provision of the definition of Credit Agreement and not pursuant to the requirements set forth in this definition of Permitted Refinancing Indebtedness.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Priority Debt” means, as of any date, the sum (without duplication) of (a) outstanding unsecured Indebtedness of Restricted Subsidiaries not otherwise permitted by Sections 10.4(a) through (c), and (b) Indebtedness of the Company and its Restricted Subsidiaries secured by Liens not otherwise permitted by Sections 10.5(a) through (k).
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Proposed Prepayment Date” is defined in Section 8.3(c).
“Proposed Proceeds Prepayment Date” is defined in Section 8.4(d).
“PTE” is defined in Section 6.5(a).
“Purchaser” means each purchaser listed in Schedule A.

“QPAM Exemption” is defined in Section 6.5(d).
“Reinvestment Yield” is defined in Section 8.8.
“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Payment” is defined in Section 10.11(a).
“Restricted Subsidiary” means any Subsidiary (a) of which at least a majority of the voting securities are owned by the Company and/or one or more Restricted Subsidiaries and (b) that is not listed in the definition of an Unrestricted Subsidiary below or that the Company has not designated an Unrestricted Subsidiary by notice in writing given to the holders of the Notes pursuant to Section 10.8.
“Sanctioned Person” is defined in Section 5.16(a).
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“Senior Indebtedness” means (a) any Indebtedness of the Company, other than any Indebtedness that is in any manner subordinated in right of payment or security in any respect to the Notes, and (b) any Indebtedness of any Restricted Subsidiary, other than Indebtedness that is in any manner subordinated in right of payment or security in any respect to the Notes.
“Series” means a series of the Notes, as the context shall require.
“Series 2015 Notes” is defined in Section 1.1.
“Series 2010 Notes Offer to Purchase” is defined in Section 4.1(d).
“Source” is defined in Section 6.5.
“Subordinated Debt” means Indebtedness of the Company or a Subsidiary Guarantor that is contractually subordinated in right of payment (by its terms or the terms of any document or instrument relating thereto) to the Notes or the Subsidiary Guaranty of such Subsidiary Guarantor, as applicable.
“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership, limited liability company or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantor” means any Subsidiary of the Company that executes and delivers, or becomes a party to, the Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 1.2(a).
“Substitute Purchaser” is defined in Section 21.
“Supplement” is defined in Section 2.2(a).
“Swap” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; but no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Restricted Subsidiary shall be a Swap Agreement.
“this Agreement” or “the Agreement” is defined in Section 17.3.
“Unrestricted Subsidiary” means any Subsidiary of the Company that (a) has been so designated by notice in writing given to the holders of the Note, or (b) is listed below:
CSI Compressco GP Inc.
CSI Compressco LP
CSI Compressco Sub Inc.
CSI Compressco Operating LLC
CSI Compressco Field Services International LLC
Compressco de Argentina SRL
CSI Compressco International LLC
CSI Compressco Holdings LLC
CSI Compressco Leasing LLC
Compressco Netherlands Coöperatief U.A.
Compressco Netherlands B.V.
Compressco Canada Inc.
CSI Compressco Mexico Investment I LLC
CSI Compressco Mexico Investment II LLC
Providence Natural Gas, LLC
Production Enhancement Mexico, S. de R.L. de C.V.
CSI Compressco Finance Inc.
Compressor Systems, Inc.
CSI Compression Holdings, LLC

Rotary Compressor Systems, Inc.
Compressor Systems de Mexico S. de R.L. de C.V.
Compressor Systems Australia Pty Ltd.
Pump Systems International Inc.
CSI Compressco Investment LLC
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Voting Stock” means, with respect to any Person, any class of shares of stock or other Equity Interests of such Person having general voting power under ordinary circumstances to elect a majority of the board of directors or other managing entities, as appropriate, of such Person (irrespective of whether or not at the time stock of any other class or classes or other Equity Interests of such Person shall have or might have voting power by reason of the happening of any contingency).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(b) the then outstanding principal amount of such Indebtedness.
“Wells Fargo 2015 Notes” means the $50,000,000 Senior Secured Notes due April 1, 2017 issued by the Company to Wells Fargo Energy Capital Inc., as Noteholders Representative.
“Wells Fargo Amendment” means the Second Amendment to Note Purchase Agreement, dated as of November 5, 2015, by and between the Company and Wells Fargo Energy Capital, Inc., as Noteholder Representative.
“Wholly Owned Restricted Subsidiary” means, at any time, any Restricted Subsidiary 100% of all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly Owned Restricted Subsidiaries at such time.